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                                                                     EXHIBIT 4.1

NUMBER C 00716

               INCORPORATED IN THE PROVINCE OF BRITISH COLUMBIA

                               CARBITE GOLF INC.

THIS CERTIFIES THAT **NOMINEE** is the registered holder of ***1000*** fully paid and non-assessable common shares without par value in the Capital of the above named Company subject to the memorandum and Articles of the Company transferable on the books of the Company by the registered holder in person or by Attorney duly authorized in writing upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

IN WITNESS WHEREOF the Company has caused this Certificate to be signed on its behalf by the facsimile signatures of its duly authorized officers at Vancouver, British Columbia.

Dated August 7, 1997

Countersigned and registered Pacific Corporate Trust Company, Vancouver, Transfer Agent and Registrar.